Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of 8x8, Inc. of our report dated October 7, 2021, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is November 30, 2021, relating to the financial statements, which appears in 8x8, Inc.’s Current Report on Form 8-K dated January 25, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2022